SUB-ITEM 77Q3

AIM JAPAN FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING: 4/30/2009
FILE NUMBER :      811 - 05426
SERIES NO.:        22

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                    488

        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                    127
          Class C                    153
          Class Y                     41
          Institutional Class         75

74V.    1 Net asset value per share (to nearest cent)
          Class A               $   4.63

        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class B               $   4.53
          Class C               $   4.52
          Class Y               $   4.64
          Institutional Class   $   4.67